Exhibit 99.2

FOR IMMEDIATE RELEASE

July 29, 2013

Owens & Minor Promotes James L. Bierman

to President & Chief Operating Officer of Owens & Minor

RICHMOND, VA…Owens & Minor, Inc. (NYSE: OMI) announced today that James L. Bierman, Executive Vice President & Chief Operating Officer, has been promoted to President & Chief Operating Officer of Owens & Minor, effective August 1, 2013. Craig R. Smith, will remain as Chairman & Chief Executive Officer. Smith, 62, who previously held the title of Chairman, President & Chief Executive Officer, was appointed Chairman of the Board on April 26, 2013.

Bierman, 60, has served the company as Executive Vice President & Chief Operating Officer since March 1, 2012, after joining Owens & Minor as Senior Vice President & Chief Financial Officer on June 13, 2007. In this new role, Bierman will continue to report to Smith, and will have day-to-day oversight of Owens & Minor’s sales, operations and logistics, and will work with the management team to develop the company’s business in Europe and Asia.

“Jim has proven that he has the leadership skills, the financial acumen, and the operational abilities to lead Owens & Minor into the future,” said Craig R. Smith. “He has taken the lead in realigning our sales efforts to successfully serve a changing marketplace; he has energized our home office teams; and he has applied a new financial discipline to our relationships with customers, suppliers and manufacturers. His promotion to president of our company salutes these achievements. We are very fortunate to have an executive of this caliber on our leadership team.”

Prior to joining Owens & Minor, Bierman served as Chief Financial Officer for Quintiles Transnational Corporation, a provider of product development and commercial solutions for the pharmaceutical, biotech and medical-device industries. His experience also includes 22 years with Arthur Andersen & Co., where he was a partner, serving clients in the healthcare and financial markets.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies. Owens & Minor also offers global third-party logistics services to pharmaceutical, life-science, and medical-device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact:

Trudi Allcott, Director, Investor & Media Relations, truitt.allcott@owens-minor.com; 804-723-7555;

Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com; 804-723-7556